Exhibit No. 99.1
News Release

CMC REPORTS THIRD QUARTER FISCAL 2024 RESULTS

•Third quarter net earnings of $119.4 million, or $1.02 per diluted share
•Consolidated core EBITDA of $256.1 million; core EBITDA margin of 12.3%
•Solid seasonal demand and underlying market fundamentals in North America supported healthy shipment volumes and product margins
•Stable North American downstream backlog volumes due to robust pipeline of new construction projects
•Emerging Businesses Group adjusted EBITDA and adjusted EBITDA margin rebounded sharply, reflecting continued strong demand for our high margin construction solutions
•Europe Steel Group achieved near breakeven results, continuing the trend of improving performance despite a challenging market backdrop

Irving, TX - June 20, 2024 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal third quarter ended May 31, 2024. Net earnings were $119.4 million, or $1.02 per diluted share, on net sales of $2.1 billion, compared to prior year period net earnings of $234.0 million, or $1.98 per diluted share, on net sales of $2.3 billion.

"Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Peter Matt, President and Chief Executive Officer, said, “Our business continued to generate strong financial results during the third quarter, with core EBITDA, core EBITDA margin, cash flows, and net earnings all at levels well above long-term averages. Each of these metrics also improved sequentially as we benefited from a healthy start to the 2024 construction season and solid operational performance across our footprint. Fundamentals remain good within our North American markets, supporting stable to modestly improving steel product margins, healthy shipment levels, and steady downstream backlog volumes. Encouragingly, we are realizing the impact of infrastructure activity on the demand for CMC’s early phase construction solutions, and expect the magnitude of this impact to grow over the next several years."

Mr. Matt added, "Performance in our Europe Steel Group approached breakeven on an adjusted EBITDA basis during the third quarter. Market conditions were largely stable compared to the prior quarter, though we achieved slight increases in finished steel pricing and product margins. Our focus is on continuing to improve the profitability of this business, which we believe should see benefits from an emerging inflection in the Polish

(CMC Third Quarter Fiscal 2024 - 2)

macroeconomic environment, evidenced by meaningfully lower inflation, faster GDP growth, improved residential construction activity, and increased government sponsored investment. Adjusted EBITDA and adjusted EBITDA margin in our Emerging Businesses Group returned to expected levels during the quarter, benefiting from seasonal improvement in construction activity and strong demand for our proprietary geogrid and performance reinforcing steel solutions."

“We continued to advance the ramp up of our state-of-the-art Arizona 2 (AZ2) plant, which is the first micro mill in the world capable of producing both rebar and merchant bar quality (MBQ) product. A combination of supply discipline and improved seasonal demand has moved rebar markets in the Western U.S. into much better balance. Moreover, we have continued to progress our MBQ commissioning. At full production capability, AZ2 is designed to produce nearly 200 individual merchant bar SKUs, in addition to a wide range of rebar sizes. In West Virginia, foundations are nearly complete at the site of our fourth micro mill, and we continue to anticipate an operational start-up in late calendar 2025. We believe these projects, together with our recent acquisitions, position us to take advantage of favorable long-term structural trends in construction activity, and are expected to drive strong future growth in earnings, cash flow, and shareholder value,” Matt concluded.

The Company's balance sheet and liquidity position remained strong. As of May 31, 2024, cash and cash equivalents totaled $698.3 million, with available liquidity of nearly $1.5 billion. During the quarter, CMC repurchased 931,281 shares of common stock valued at $51.8 million in the aggregate. As of May 31, 2024, $458.6 million remained available under the current share repurchase authorization.

On June 19, 2024, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on July 1, 2024, representing an increase of approximately 13% on a year-over-year basis. The dividend to be paid on July 10, 2024, marks the 239th consecutive quarterly payment by the Company.

Business Segments - Fiscal Third Quarter 2024 Review
Despite historically high levels of rain, North American demand for CMC’s products was good during the quarter, showing a typical seasonal uplift from the winter months into spring. North America Steel Group finished steel shipments, which include steel products and downstream products, increased 12.3% on a sequential basis but were down modestly compared to the prior year period. Rebar supply and demand were in balance at quarter end as stronger seasonal consumption reduced pockets of excess inventory that had developed within certain regions following disruptive second quarter weather. The construction pipeline remained historically strong, with a large number of potential projects entering the market, as new contract awards continued at a seasonally appropriate pace. Consequently, downstream backlog volumes were generally stable compared to the prior quarter. Demand from industrial end markets, which is important for merchant products, was in-line with the prior year’s third quarter.

(CMC Third Quarter Fiscal 2024 - 3)

Adjusted EBITDA for the North America Steel Group decreased to $246.3 million in the third quarter of fiscal 2024 from $367.6 million in the prior year period. The earnings reduction was driven by lower margins over scrap costs on steel and downstream products, partially offset by improvements in controllable cost performance. During the quarter CMC incurred $11.8 million in costs, net of depreciation, related to the commissioning of its Arizona 2 micro mill, compared to costs of $7.3 million during the prior year period. The adjusted EBITDA margin for the North America Steel Group of 14.7% was consistent with the year-to-date average of 15.5%.

Europe market conditions in the third quarter were similar sequentially, maintaining the marked improvement that emerged during the second quarter compared to late fiscal 2023 and early fiscal 2024. Long-steel consumption remained substantially below historical levels, but better demand in certain end market applications, regional supply discipline, and lower inventories across the supply chain improved steel pricing stability. The Europe Steel Group reported an adjusted EBITDA loss of $4.2 million, continuing the trend of improved financial performance. On a sequential basis, financial results benefited from higher margins over scrap, increased shipment volumes, and lower controllable costs per ton. Europe Steel Group’s average selling price increased $8 per ton from the second quarter of fiscal 2024, while scrap costs decreased by $5 per ton, leading to a $13 per ton margin expansion.

Emerging Businesses Group third quarter net sales of $188.6 million were unchanged from the prior year period and up 20.9% on a sequential basis. Adjusted EBITDA for the segment of $38.2 million was similarly unchanged on a year-over-year basis and was more than double the second quarter level. Sequential improvement in net sales and adjusted EBITDA were driven by seasonally higher construction activity and robust project specific shipments of geogrid solutions and Performance Reinforcing Steel. Sales mix contributed positively to sequential adjusted EBITDA growth, with a greater percentage of geogrid volumes composed of CMC’s highest margin proprietary offering. Demand conditions in the North American markets remained strong during the quarter and CMC experienced good levels of order entry for delivery in future periods. Adjusted EBITDA margin of 20.3% was flat compared to the prior year period.

Outlook
Mr. Matt said, "We expect consolidated financial results in our fiscal fourth quarter to be consistent with third quarter levels. Finished steel shipments within the North America Steel Group are anticipated to be flat on a sequential basis, while adjusted EBITDA margin should remain relatively stable. Adjusted EBITDA for our Europe Steel Group is likely to continue the quarter-to-quarter improvement trend despite market conditions that are expected to remain challenging. Financial results for the Emerging Businesses Group should improve modestly, driven by steady underlying market fundamentals and a healthy order book.”

Mr. Matt added, "The spring and summer construction season is off to a good start, and we are seeing encouraging signs of increased infrastructure activity driving demand. We expect this momentum to build over the

(CMC Third Quarter Fiscal 2024 - 4)

coming quarters, contributing to an already healthy demand backdrop in North America, which is being propelled by positive long-term structural trends in manufacturing, reshoring, energy transition, and energy security-related projects. Additionally, an inflection in interest rates has the potential to unlock pent-up demand in several construction sectors, including residential markets where a significant shortage of housing units exists. In Europe, the Polish macroeconomic environment is showing signs of improvement. Lower inflation and higher rates of economic growth should begin to bolster sentiment in the country and provide greater confidence to build and invest."

Conference Call
CMC invites you to listen to a live broadcast of its third quarter fiscal 2024 conference call today, Thursday, June 20, 2024, at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

(CMC Third Quarter Fiscal 2024 - 5)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain segments, product margins within our Emerging Businesses Group, share repurchases, legal proceedings, construction activity, international trade, the impact of the Russian invasion of Ukraine, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2023, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change

(CMC Third Quarter Fiscal 2024 - 6)

and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; our ability to successfully manage leadership transitions; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Third Quarter Fiscal 2024 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2024	2/29/2024	11/30/2023	8/31/2023	5/31/2023	5/31/2024	5/31/2023
North America Steel Group
Net sales to external customers	$1,671,358	$1,486,202	$1,592,650	$1,717,979	$1,818,391	$4,750,210	$4,986,326
Adjusted EBITDA	246,304	222,294	266,820	336,843	367,561	735,418	991,588
Adjusted EBITDA margin	14.7%	15.0%	16.8%	19.6%	20.2%	15.5%	19.9%

External tons shipped
Raw materials	371	347	374	344	409	1,092	1,046
Rebar	520	460	522	542	539	1,502	1,425
Merchant bar and other	244	234	230	215	249	708	727
Steel products	764	694	752	757	788	2,210	2,152
Downstream products	371	316	346	387	382	1,033	1,079

Average selling price per ton
Raw materials	$970	$880	$783	$838	$833	$877	$841
Steel products	891	905	892	932	979	896	994
Downstream products	1,330	1,358	1,389	1,428	1,452	1,358	1,424

Cost of raw materials per ton	$717	$658	$578	$606	$619	$651	$617
Cost of ferrous scrap utilized per ton	$353	$379	$343	$338	$384	$358	$352

Steel products metal margin per ton	$538	$526	$549	$594	$595	$538	$642

Europe Steel Group
Net sales to external customers	$208,806	$192,500	$225,175	$273,961	$330,767	$626,481	$1,054,830
Adjusted EBITDA	(4,192)	(8,611)	38,942	(30,081)	5,837	26,139	78,554
Adjusted EBITDA margin	(2.0)%	(4.5)%	17.3%	(11.0)%	1.8%	4.2%	7.4%

External tons shipped
Rebar	80	64	122	151	146	266	533
Merchant bar and other	217	211	221	238	283	649	805
Steel products	297	275	343	389	429	915	1,338

Average selling price per ton
Steel products	$681	$673	$633	$682	$753	$661	$768

Cost of ferrous scrap utilized per ton	$389	$394	$365	$398	$427	$383	$395

Steel products metal margin per ton	$292	$279	$268	$284	$326	$278	$373

Emerging Businesses Group
Net sales to external customers	$188,593	$155,994	$177,239	$208,559	$189,055	$521,826	$513,187
Adjusted EBITDA	38,220	17,929	30,862	42,612	38,395	87,011	96,372
Adjusted EBITDA margin	20.3%	11.5%	17.4%	20.4%	20.3%	16.7%	18.8%

(CMC Third Quarter Fiscal 2024 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2024	2/29/2024	11/30/2023	8/31/2023	5/31/2023	5/31/2024	5/31/2023
Net sales to external customers
North America Steel Group	$1,671,358	$1,486,202	$1,592,650	$1,717,979	$1,818,391	$4,750,210	$4,986,326
Europe Steel Group	208,806	192,500	225,175	273,961	330,767	626,481	1,054,830
Emerging Businesses Group	188,593	155,994	177,239	208,559	189,055	521,826	513,187
Corporate and Other	9,728	13,591	7,987	8,729	6,776	31,306	35,962
Total net sales to external customers	$2,078,485	$1,848,287	$2,003,051	$2,209,228	$2,344,989	$5,929,823	$6,590,305

Adjusted EBITDA
North America Steel Group	$246,304	$222,294	$266,820	$336,843	$367,561	$735,418	$991,588
Europe Steel Group	(4,192)	(8,611)	38,942	(30,081)	5,837	26,139	78,554
Emerging Businesses Group	38,220	17,929	30,862	42,612	38,395	87,011	96,372
Corporate and Other	(37,070)	(34,512)	(30,987)	(38,171)	(37,715)	(102,569)	(93,013)
Total adjusted EBITDA	$243,262	$197,100	$305,637	$311,203	$374,078	$745,999	$1,073,501

(CMC Third Quarter Fiscal 2024 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share and per share data)	2024	2023	2024	2023
Net sales	$2,078,485	$2,344,989	$5,929,823	$6,590,305
Costs and operating expenses:
Cost of goods sold	1,738,086	1,862,299	4,894,200	5,203,476
Selling, general and administrative expenses	167,975	163,742	497,951	470,902
Interest expense	12,117	8,878	35,751	31,868
Net costs and operating expenses	1,918,178	2,034,919	5,427,902	5,706,246
Earnings before income taxes	160,307	310,070	501,921	884,059
Income taxes	40,867	76,099	120,361	208,465
Net earnings	$119,440	$233,971	$381,560	$675,594

Earnings per share:
Basic	$1.03	$2.00	$3.28	$5.76
Diluted	1.02	1.98	3.25	5.69

Cash dividends per share	$0.18	$0.16	$0.50	$0.48
Average basic shares outstanding	115,529,942	117,066,623	116,228,826	117,192,710
Average diluted shares outstanding	116,664,885	118,397,899	117,583,055	118,747,084

(CMC Third Quarter Fiscal 2024 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	May 31, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$698,338	$592,332
Accounts receivable (less allowance for doubtful accounts of $4,375 and $4,135)	1,182,269	1,240,217
Inventories, net	1,075,176	1,035,582
Prepaid and other current assets	283,845	276,024
Total current assets	3,239,628	3,144,155
Property, plant and equipment, net	2,511,865	2,409,360
Intangible assets, net	239,691	259,161
Goodwill	383,900	385,821
Other noncurrent assets	335,147	440,597
Total assets	$6,710,231	$6,639,094
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$303,057	$364,390
Accrued expenses and other payables	399,026	438,811
Current maturities of long-term debt and short-term borrowings	62,871	40,513
Total current liabilities	764,954	843,714
Deferred income taxes	286,078	306,801
Other noncurrent liabilities	262,535	253,181
Long-term debt	1,137,602	1,114,284
Total liabilities	2,451,169	2,517,980
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 115,104,191 and 116,515,427 shares	1,290	1,290
Additional paid-in capital	398,851	394,672
Accumulated other comprehensive loss	(90,689)	(3,778)
Retained earnings	4,420,633	4,097,262
Less treasury stock, 13,956,473 and 12,545,237 shares at cost	(471,271)	(368,573)
Stockholders' equity	4,258,814	4,120,873
Stockholders' equity attributable to non-controlling interests	248	241
Total stockholders' equity	4,259,062	4,121,114
Total liabilities and stockholders' equity	$6,710,231	$6,639,094

(CMC Third Quarter Fiscal 2024 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2024	2023
Cash flows from (used by) operating activities:
Net earnings	$381,560	$675,594
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	208,177	157,528
Stock-based compensation	35,893	44,000
Write-down of inventory	6,586	8,931
Deferred income taxes and other long-term taxes	(4,066)	34,815
Other	3,684	6,179
Settlement of New Markets Tax Credit transaction	—	(17,659)
Changes in operating assets and liabilities, net of acquisitions	(83,943)	25,291
Net cash flows from operating activities	547,891	934,679
Cash flows from (used by) investing activities:
Capital expenditures	(242,803)	(439,742)
Acquisitions, net of cash acquired	—	(167,069)
Other	1,856	1,649
Net cash flows used by investing activities	(240,947)	(605,162)
Cash flows from (used by) financing activities:
Repayments of long-term debt	(27,484)	(380,700)
Debt issuance and extinguishment	—	(1,896)
Proceeds from accounts receivable facilities	142,015	242,408
Repayments under accounts receivable facilities	(122,284)	(244,105)
Treasury stock acquired	(128,164)	(82,839)
Tax withholdings related to share settlements, net of purchase plans	(8,563)	(13,665)
Dividends	(58,189)	(56,257)
Contribution from non-controlling interest	7	9
Net cash flows used by financing activities	(202,662)	(537,045)
Effect of exchange rate changes on cash	511	6,970
Increase (decrease) in cash, restricted cash, and cash equivalents	104,793	(200,558)
Cash, restricted cash and cash equivalents at beginning of period	595,717	679,243
Cash, restricted cash and cash equivalents at end of period	$700,510	$478,685

Supplemental information:
Cash paid for income taxes	$131,229	$150,658
Cash paid for interest	35,604	51,305

Cash and cash equivalents	$698,338	$475,489
Restricted cash	2,172	3,196
Total cash, restricted cash and cash equivalents	$700,510	$478,685

(CMC Third Quarter Fiscal 2024 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment “Settlement of New Markets Tax Credit transaction” represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. In prior periods, the Company included within the definition of core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share an adjustment for “Mill operational commissioning costs” related to the Company’s third micro mill, which was placed into service during the fourth quarter of fiscal 2023. Periods commencing subsequent to February 29, 2024 no longer include an adjustment for mill operational commissioning costs. Accordingly, the Company has recast core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share for all prior periods to conform to this presentation.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2024	2/29/2024	11/30/2023	8/31/2023	5/31/2023	5/31/2024	5/31/2023
Net earnings	$119,440	$85,847	$176,273	$184,166	$233,971	$381,560	$675,594
Interest expense	12,117	11,878	11,756	8,259	8,878	35,751	31,868
Income taxes	40,867	31,072	48,422	53,742	76,099	120,361	208,465
Depreciation and amortization	70,692	68,299	69,186	61,302	55,129	208,177	157,528
Asset impairments	146	4	—	3,734	1	150	46
Adjusted EBITDA	243,262	197,100	305,637	311,203	374,078	745,999	1,073,501
Non-cash equity compensation	12,846	14,988	8,059	16,529	10,376	35,893	44,000
Settlement of New Markets Tax Credit transaction	—	—	—	—	—	—	(17,659)
Core EBITDA	$256,108	$212,088	$313,696	$327,732	$384,454	$781,892	$1,099,842

Net sales	$2,078,485	$1,848,287	$2,003,051	$2,209,228	$2,344,989	$5,929,823	$6,590,305
Core EBITDA margin	12.3%	11.5%	15.7%	14.8%	16.4%	13.2%	16.7%

(CMC Third Quarter Fiscal 2024 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Nine Months Ended
(in thousands, except per share data)	5/31/2024	2/29/2024	11/30/2023	8/31/2023	5/31/2023	5/31/2024	5/31/2023
Net earnings	$119,440	$85,847	$176,273	$184,166	$233,971	$381,560	$675,594
Asset impairments	146	4	—	3,734	1	150	46
Settlement of New Markets Tax Credit transaction	—	—	—	—	—	—	(17,659)
Total adjustments (pre-tax)	$146	$4	$—	$3,734	$1	$150	$(17,613)
Related tax effects on adjustments	(31)	(1)	—	(784)	—	(32)	3,699
Adjusted earnings	$119,555	$85,850	$176,273	$187,116	$233,972	$381,678	$661,680
Net earnings per diluted share(1)	$1.02	$0.73	$1.49	$1.56	$1.98	$3.25	$5.69
Adjusted earnings per diluted share(1)	$1.02	$0.73	$1.49	$1.58	$1.98	$3.25	$5.57
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(1) Net earnings per diluted share and adjusted earnings per diluted share are calculated independently for each three month period and may not sum to the year to date period due to rounding.

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